Exhibit 10.9.11

EXECUTION

AMENDMENT NO. 1

TO MASTER REPURCHASE AGREEMENT

Amendment No. 1 to Master Repurchase Agreement, dated as of October 20, 2015 (this “Amendment”), by and between Bank of America, N.A. (“Buyer”) and United Shore Financial Services, LLC (“Seller”).

RECITALS

Buyer and Seller are parties to that certain Master Repurchase Agreement, dated as of December 31, 2014 (as amended from time to time, the “Existing Master Repurchase Agreement”; and as amended by this Amendment, the “Master Repurchase Agreement”).

Buyer and Seller have agreed, subject to the terms and conditions of this Amendment, that the Existing Master Repurchase Agreement be amended to reflect certain agreed upon revisions to the terms of the Existing Master Repurchase Agreement.

Accordingly, Buyer and Seller hereby agree, in consideration of the mutual promises and mutual obligations set forth herein, that the Existing Master Repurchase Agreement is hereby amended as follows:

SECTION 1.     All Transactions. Section 7.2 of the Existing Master Repurchase Agreement is hereby amended by deleting clause (a)(v) in its entirety and replacing it with the following:

(v)

a schedule identifying each Asset subject to the proposed Transaction as either a Safe Harbor Qualified Mortgage, a Rebuttable Presumption Qualified Mortgage, a Permitted Non-Qualified Mortgage Loan or a Bond Loan – 1st Lien, as applicable; and

SECTION 2.     Financial Statements and Other Reports. Section 9.1 of the Existing Master Repurchase Agreement is hereby amended by deleting clause (h) in its entirety and replacing it with the following:

(h)

Reports and Information Regarding Purchased Assets. Seller shall deliver to Buyer, with reasonable promptness upon Buyer’s request: (i) copies of any reports related to the Purchased Assets, (ii) copies of all documentation in connection with the underwriting and origination of any Purchased Asset that evidences compliance with, (x) with respect to all Purchased Assets other than a Bond Loan – 1st Lien, the Ability to Repay Rule and, (y) with respect to all Purchased Assets other than a Bond Loan – 1st Lien and a Permitted Non-Qualified Mortgage Loan, the QM Rule, as applicable, and (iii) any other information in Seller’s possession related to the Purchased Assets.

[1]

Certain portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. This information is not material and would likely cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

SECTION 3.     Notice. Section 9.3 of the Existing Master Repurchase Agreement is hereby amended by deleting clause (b) in its entirety and replacing it with the following:

(b)

any action, suit or proceeding instituted by or against Seller in any federal or state court or before any commission or other regulatory body (federal, state or local, foreign or domestic), or any such action, suit or proceeding threatened against Seller, in any case, if such action, suit or proceeding, or any such action, suit or proceeding threatened against Seller, (i) involves a potential liability, on an individual or aggregate basis, equal to or greater than [***] of Seller’s Tangible Net Worth, (ii) is reasonably likely to result in a Material Adverse Effect if determined adversely, (iii) questions or challenges the validity or enforceability of any of the Principal Agreements or (iv) questions or challenges compliance of any Purchased Asset with, (x) with respect to any Purchased Asset other than a Bond Loan – 1st Lien, the Ability to Repay Rule or, (y) with respect to any Purchased Asset other than a Bond Loan – 1st Lien and a Permitted Non- Qualified Mortgage Loan, the QM Rule;

SECTION 4.     Definitions. Exhibit A to the Existing Master Repurchase Agreement is hereby amended by:

4.1 deleting the definitions of “Mortgage Loan” and “Other Mortgage Loan Documents” in their entirety and replacing them with the following, respectively:

Mortgage Loan: An Agency Eligible Mortgage Loan, Bond Loan – 1st Lien, Conventional Conforming Mortgage Loan, FHA Streamline Refinance Mortgage Loan, Government Mortgage Loan, HARP Mortgage Loan, Jumbo Mortgage Loan, Interest Only Mortgage Loan, Manufactured Home Loan, Texas Cash-Out Refinance Mortgage Loan, Super Jumbo Mortgage Loan and VA Streamline Refinance Mortgage Loan, as further specified in the Transactions Terms Letter, which Mortgage Loan may be either a Dry Mortgage Loan or a Wet Mortgage Loan.

Other Mortgage Loan Documents: In addition to the Mortgage Loan Documents, with respect to any Mortgage Loan, the following: (i) the original recorded Mortgage, if not included in the Mortgage Loan Documents; (ii) a copy of the preliminary title commitment showing the policy number or preliminary attorney’s opinion of title and the original policy of mortgagee’s title insurance or unexpired commitment for a policy of mortgagee’s title insurance, if not included in the Mortgage Loan Documents; (iii) the original Closing Protection Letter and a copy of the Irrevocable Closing Instructions; (iv) the original Purchase Commitment, if any; (v) the original FHA certificate of insurance or commitment to insure, the VA certificate of guaranty or commitment to guaranty the RD loan guaranty or the Insurer’s certificate or commitment to insure, as applicable; (vi) the survey, flood certificate, hazard insurance policy and flood insurance policy, as applicable; (vii) the original of any assumption, modification, consolidation or extension agreements, with evidence of recording thereon or copies stamp certified by an authorized officer of Seller to have been sent for recording, if any; (viii) copies of each instrument necessary to complete identification of any exception set forth in the exception schedule in the title policy; (ix) the loan application; (x) verification of the Mortgagor’s employment and income, if applicable; (xi) verification of the source and amount of the downpayment; (xii) credit report on Mortgagor; (xiii) appraisal of the Mortgaged Property (or in the case of any HARP Mortgage Loan, an appraisal or a waiver thereof, and/or a point value estimate, as permitted by the applicable Agency Guides); (xiv) the original executed disclosure statement; (xv) Tax receipts, insurance premium receipts, ledger sheets, payment records, insurance claim files and correspondence, current and historical computerized data files, underwriting standards used for origination and all other related papers and records; (xvi) the original of any guarantee executed in connection with the Mortgage Note (if any); (xvii) the original of any security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage; (xviii) all copies of powers of attorney or similar instruments, if applicable; (xix) copies of all documentation in connection with the underwriting and origination of any Purchased Mortgage Loan that evidences compliance with, (1) with respect to all Purchased Mortgage Loans other than a Bond Loan – 1st Lien, the Ability to Repay Rule and, (2) with respect to all Purchased Mortgage Loans other than a Bond Loan – 1st Lien and a Permitted Non-Qualified Mortgage Loan, the QM Rule; and (xx) all other documents relating to the Purchased Mortgage Loan.

4.2 adding the following definitions in their proper alphabetical order:

Interest Only Mortgage Loan: A Mortgage Loan which, by its terms, requires the related Mortgagor to make monthly payments of only accrued interest for a certain period of time following origination. After such interest-only period, the loan terms provide that the Mortgagor’s monthly payment will be recalculated to cover both interest and principal so that such Mortgage Loan will amortize fully on or prior to its final payment date.

Permitted Non-Qualified Mortgage Loan: An Interest Only Mortgage Loan.

SECTION 5.     Representations and Warranties. Exhibit L to the Existing Master Repurchase Agreement is hereby amended by:

5.1 deleting clauses (xx), (fff) and (ggg) in their entirety and replacing them with the following, respectively:

(xx)

Points and Fees. All points and fees related to the Mortgage Loan were disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. The points and fees related to such Mortgage Loan (other than a Bond Loan – 1st Lien and a Permitted Non- Qualified Mortgage Loan) did not exceed 3% of the total loan amount (or such other applicable limits for lower balance Mortgages) as specified under 12 CFR 1026.43(e)(3), and the points and fees were calculated using the calculation required for qualified mortgages under 12 CFR1026.32(b) to determine compliance with applicable requirements.

(fff)	Qualified Mortgage. Each Mortgage Loan (other than a Bond Loan – 1st Lien and a Permitted Non-Qualified Mortgage Loan) satisfies the following criteria:

(i)	Such Mortgage Loan is a Qualified Mortgage;

(ii)	Such Mortgage Loan is accurately identified in writing to Buyer upon request by Buyer as either a Safe Harbor Qualified Mortgage or a Rebuttable Presumption Qualified Mortgage;

(iii)

Prior to the origination of such Mortgage Loan, the related originator made a reasonable and good faith determination that the related Mortgagor would have a reasonable ability to repay such Mortgage Loan according to its terms, in accordance with, at a minimum, the eight underwriting factors set forth in 12 CFR 1026.43(c)(2); and

(iv)	Such Mortgage Loan is supported by documentation that evidences compliance with the Ability to Repay Rule and the QM Rule.

(ggg)

Ability to Repay Determination. There is no action, suit or proceeding instituted by or against or threatened against Seller in any federal or state court or before any commission or other regulatory body (federal, state or local, foreign or domestic) that questions or challenges the compliance of any Mortgage Loan (or the related underwriting) with, (x) except with respect to a Bond Loan – 1st Lien, the Ability to Repay Rule or, (y) except with respect to a Bond Loan – 1st Lien or a Permitted Non-Qualified Mortgage Loan, the QM Rule.

5.2 Adding the following clause:

(hhh)	Permitted Non-Qualified Mortgage. Each Mortgage Loan that is a Permitted Non-Qualified Mortgage Loan satisfies the following criteria:

(i)

Prior to the origination of such Mortgage Loan, the related originator made a reasonable and good faith determination that the related Mortgagor would have a reasonable ability to repay such Mortgage Loan according to its terms, in accordance with, at a minimum, the eight underwriting factors set forth in 12 CFR 1026.43(c)(2); and

(ii)	Such Mortgage Loan is supported by documentation that evidences compliance with the Ability to Repay Rule.

SECTION 6.     Fees and Expenses. Seller hereby agrees to pay to Buyer, on demand, any and all reasonable fees, costs and expenses (including reasonable fees and expenses of counsel) incurred by Buyer in connection with the development, preparation and execution of this Amendment, irrespective of whether any transactions hereunder are executed.

SECTION 7.     Conditions Precedent. This Amendment shall become effective as of the date hereof upon Buyer’s receipt of this Amendment, executed and delivered by a duly authorized officer of Buyer and Seller.

SECTION 8.     Limited Effect. Except as expressly amended and modified by this Amendment, the Existing Master Repurchase Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms.

SECTION 9.     Counterparts. This Amendment may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

SECTION 10.     Severability. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

SECTION 11.     GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

BANK OF AMERICA, N.A., as Buyer

By:	/s/ Adam Robitshek
	Name:	Adam Robitshek
	Title:	Vice President

UNITED SHORE FINANClAL SERVICES, LLC, as Seller

By:	/s/ Kirstin Hammond
	Name:	Kirstin Hammond
	Title:	EVP

Signature Page to Amendment No. l to Master Repurchase Agreement